Exhibit 10

MEMORANDUM OF UNDERSTANDING

This Agreement is made as of December 15, 2004, by and between International Fuel Technology, a Nevada corporation (the "Company") and R C Holding Company (the "Shareholder").

Recitals

WHEREAS, the Shareholder agrees to fund the Company $500,000 in exchange for restricted shares of the Company's common stock, par value .01 per share (the "Common Stock");

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Shareholder have agreed as follows:

    Shareholder agrees to fund the Company $500,000 on December 15, 2004
    Company will issue restricted shares of the Company's common stock in exchange for the cash received from Shareholder.
    The number of restricted shares to be issued to Shareholder is based on the Company's closing stock price on December 15, 2004.
    Company gives Shareholder the right to purchase additional restricted shares of the Company's common stock on any day he so chooses between December 15, 2004 and March 31, 2005.
    Shareholder will notify the Company in writing when he desires to purchase additional restricted shares. The number of restricted shares to be issued to Shareholder for additional funding(s) will be based on the Company's closing stock price on the date of funding.

IN WITNESS WHEREOF, each of the parties hereto has caused this Memorandum of Understanding to be signed and delivered as of the date first above written.

International Fuel Technology, Inc.	R C Holding Company
By: \s\ Jonathon R. Burst	By: \s\ Rex Carr
Name: Jonathon R. Burst	Name: Rex Carr
Title: President and Chief Executive Officer	Title: President